Exhibit 4.3

COMPOSITE VERSION

STOCK OPTION PLAN

FOR

NON-EMPLOYEE DIRECTORS OF CONMED CORPORATION*

        The Stock Option Plan for Non-Employee Directors of CONMED Corporation (this “Plan”) is established to attract and retain highly qualified individuals who are not current or former employees of CONMED Corporation (the “Company”) as members of the Board of Directors of the Company and to enable them to increase their ownership in the common stock, par value $0.01 per share, of the Company (the “Company’s Common Stock”). This Plan will be beneficial to the Company and its stockholders because it will allow these directors to have a greater personal financial stake in the Company through the ownership of the Company’s Common Stock, in addition to underscoring their common interest with stockholders in increasing the long-term value of the Company’s Common Stock.

1.   ELIGIBILITY

        All members of the Company’s Board of Directors who are not current or former employees of the Company or any of its subsidiaries (“Non-Employee Directors”) are eligible to participate in this Plan.

2.   SHARES AVAILABLE

        (a) Number of Shares Available. Stock options may be granted under this Plan to purchase up to a maximum of 212,500 shares of the Company’s Common Stock, subject to adjustment, as hereinafter provided. Shares issuable under this Plan may be authorized but unissued shares or treasury shares. If any stock option granted under this Plan expires or otherwise terminates without having been exercised, the shares subject to the unexercised portion of such stock option shall continue to be available for the granting of stock options under this Plan.

        (b) Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, adjustments in the number and kind of shares authorized by this Plan, in the number and kind of shares covered by, and in the option price of outstanding stock options under, this Plan shall be made if, and in the same manner as, such adjustments are made to stock options issued under the Company’s then current stock option plans.

* Composite copy reflecting all amendments and adjustments through May 14, 2002.

3.   GRANT OF NONQUALIFIED STOCK OPTIONS

        (a) Each year on the first business day following the Company’s Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director shall automatically receive stock options covering 4,500 shares of the Company’s Common Stock. If the Company’s Common Stock is not listed for quotation on the Nasdaq National Market on any such date a grant would otherwise be awarded, then such grant shall be made the next day thereafter that the Company’s Common Stock is so listed on Nasdaq National Market or any national securities exchange or inter-dealer automated quotation system.

        (b) Any Non-Employee Director of the Company who is elected to the Board of Directors may, at the discretion of the Board of Directors, be granted on the date such Non-Employee Director is so elected an option for an amount as the Board of Directors may, in its discretion, select, provided that such amount is not in excess of 10,000 shares of the Company’s Common Stock.

4.   OPTION PRICE

        The price of each stock option granted under this Plan shall be the Fair Market Value (as defined below) on the date of grant of such option. For purposes of this Plan, “Fair Market Value” shall mean, as of any date, (i) if the Company’s Common Stock is listed or admitted to unlisted trading privileges on any national securities exchange or is not so listed or admitted but transactions in the Company’s Common Stock are reported on the Nasdaq National Market, the mean between the reported high and low sale prices of the Company’s Common Stock on such exchange or by the Nasdaq National Market as of such date (or, if no such shares were traded on such date, as of the next preceding day on which there was such a trade); or (ii) if the Company’s Common Stock is not so listed or admitted to unlisted trading privileges or reported on the Nasdaq National Market, and bid and asked prices therefor in the over-the-counter market are reported by the National Association of Securities Dealers, Inc. or the National Quotation Bureau, Inc. (or any comparable reporting service), the mean of the closing bid and ask prices of the Company’s Common Stock as of such date, as so reported; or (iii) if the Company’s Common Stock is not so listed or reported, such value as the Board of Directors of the Company determines in good faith in the exercise of its reasonable discretion.

5.   OPTION PERIOD

        A stock option granted under this Plan shall become exercisable one year after date of grant and shall expire ten years after date of grant (the “Option Period”).

6.   PAYMENT

        The stock option price shall be paid in cash in U.S. dollars at the time the stock option is exercised.

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7.   TERMINATION OF SERVICE

        Upon termination of service as a Non-Employee Director (other than for reasons of retirement, disability or death), all stock options of such optionee shall terminate immediately. If an optionee’s service is terminated by reason of disability or retirement with the consent of the Board of Directors (other than the optionee), such optionee’s stock options shall be exercisable at any time prior to the expiration date of the stock option or within 90 days after the date of such termination, whichever is the shorter period. If an optionee’s service is terminated as a result of such optionee’s death, such optionee’s stock options shall be exercisable by the person or persons to whom those rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of the stock option or within 90 days after the date of such death, whichever is the shorter period.

8.   ADMINISTRATION AND AMENDMENT OF THIS PLAN

        This Plan shall be administered by the Board of Directors of CONMED Corporation. This Plan may be terminated or suspended by the Board of Directors as they deem advisable. The Board of Directors may amend this Plan from time to time in any respect the Board of Directors may deem to be in the best interests of the Company; provided, however, that (a) no such amendment shall be effective without approval of the shareholders of the Company, if shareholder approval of the amendment is then required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), or the applicable rules of any securities exchange or consolidated reporting system, and (b) to the extent prohibited by Rule 16b- 3(c)(2)(ii)(B) under the Exchange Act, this Plan may not be amended more than once every six months unless necessary to comply with the Internal Revenue Code of 1986, as amended. A stock option may not be granted under this Plan after May 23, 2005, but stock options granted prior to that date shall continue to become exercisable and may be exercised according to their terms.

9.   NONTRANSFERABILITY

        No stock option granted under this Plan is transferable other than by will or the laws of descent and distribution. During the optionee’s lifetime, a stock option may only be exercised by the optionee or the optionee’s guardian or legal representative.

10.   COMPLIANCE WITH SEC REGULATIONS

        It is the Company’s intent that this Plan comply in all respects with Rule 16b-3 under the Exchange Act, and any regulations promulgated thereunder. If any provision of this Plan is later found not to be in compliance with Rule 16b-3 under the Exchange Act, the provision shall be deemed null and void. All grants of stock options under this Plan shall be executed in accordance with the requirements of Rule 16b-3 under the Exchange Act.

11.   GOVERNMENTAL COMPLIANCE

        Each grant under this Plan shall be subject to the requirement that if at any time the Board of Directors shall determine that the listing, registration or qualification of any shares issuable or deliverable thereunder upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a

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condition thereof, or in connection therewith, no such grant may be exercised or shares issued or delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

12.   MISCELLANEOUS

        Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted a stock option under this Plan. Neither this Plan nor any action thereunder shall be construed as giving any director any right to be retained in the service of the Company.

13.   GOVERNING LAW

        This Plan and all rights and obligations under this Plan shall be construed in accordance with and governed by the laws of the State of New York.

14.   EFFECTIVE DATE

        This Plan shall be effective May 23, 1995 or such later date as shareholder approval is obtained.

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